Exhibit 99.1


 Union Bankshares Company Shareholders Overwhelmingly Approve Merger
                   with Camden National Corporation


    CAMDEN, Maine & ELLSWORTH, Maine--(BUSINESS WIRE)--Nov. 29, 2007--Camden National Corporation (AMEX: CAC) and Union Bankshares Company (OTCBB: UNBH.OB) announced today that the shareholders of Union Bankshares voted to approve the previously announced merger between Camden and Union Bankshares at Union Bankshares' special meeting of shareholders on November 29, 2007. 74.75% of shareholders voted in favor of the merger while 1.36% voted against. The remaining 23.89% of the votes abstained.

    The proposed merger is expected to close in January, 2008.
Completion of the acquisition is subject to customary closing conditions and approval by various regulatory agencies.

    Change in Election Deadline

    The companies also announced that due to the holidays, the deadline for merger consideration elections, which was previously announced as December 20, 2007, has been extended to December 26, 2007. Materials regarding merger consideration elections were mailed to Union Bankshares shareholders beginning on November 19, 2007.

    Union Bankshares shareholders wishing to make an election regarding the consideration they would like to receive for their Union Bankshares shares must deliver to Computershare Trust Co., Inc., the exchange agent, properly completed Election Forms and Letters of Transmittal, together with their stock certificates, or properly completed notices of guaranteed delivery, by 5:00 P.M., New York City time, on Wednesday, December 26, 2007, the newly extended election deadline. Union Bankshares shareholders may elect cash, shares of Camden common stock or a combination of the two for their Union Bankshares shares. All elections are subject to adjustment to ensure that 60% of the outstanding shares of Union Bankshares common stock will be converted into the right to receive shares of Camden common stock, and the remaining shares of Union Bankshares common stock will be converted into the right to receive cash. As a result, a Union Bankshares shareholder may not receive the exact form of consideration elected, and the ability of a Union Bankshares shareholder to receive the form of consideration elected will depend on the elections made by other Union Bankshares shareholders.

    Union Bankshares shareholders who do not properly deliver such documentation to Computershare Trust Co., Inc. at the address specified in the Election Form and Letter of Transmittal prior to the election deadline will forfeit the right to select the form of consideration they would like to receive. If the acquisition is completed, such non-electing shareholders will be allocated Camden common stock and/or cash depending on the elections made by other Union Bankshares shareholders.

    Union Bankshares shareholders may obtain additional copies of the Election Form and Letter of Transmittal by contacting Georgeson Inc., the information agent, at 1-888-651-3212.

    This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

    Forward Looking Statements

    This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden and Union Bankshares. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden and Union Bankshares to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

    Some of the factors that might cause these differences include the following: (i) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; (ii) failure to obtain governmental approvals of the merger, or imposition of adverse regulatory conditions in connection with such approvals;
(iii) disruptions in the businesses of the parties as a result of the pendency of the merger; (iv) integration costs following the merger;
(v) changes in general, national or regional economic conditions; (vi) changes in loan default and charge-off rates; (vii) reductions in deposit levels necessitating increased borrowing to fund loans and investments; (viii) changes in interest rates; (ix) changes in laws and regulations; (x) changes in the size and nature of the Camden's competition; and (xi) changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see Camden's and Union Bankshares' filings with the SEC, including their Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

    These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden and Union Bankshares do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

    Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank ("CNB"), a full-service community bank with 27 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

    Union Trust Company, the wholly owned subsidiary of Union Bankshares Company, was established in 1887 and is a full-service, independent, community bank. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.


    CONTACT: Union Bankshares Company
             Mr. Peter A. Blyberg, 207-667-2504 x240
             President & CEO
             pblyberg@uniontrust.com
             or
             Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Assistant Vice President, Public
             sbrightbill@camdennational.com